FORM OF

(d)(1)(iv)

August 5, 2013

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated August 5, 2013, we have agreed to waive a portion of the investment management fee payable to us under the Amended Investment Management Agreement dated April 1, 2004 between ING Investments, LLC and ING Variable Portfolios, Inc., as amended (the “Agreement”), with respect to ING Euro STOXX 50® Index Portfolio (formerly, ING Dow Jones Euro STOXX 50® Index Portfolio), ING FTSE 100 Index® Portfolio, and ING Japan TOPIX Index® Portfolio (formerly, ING Japan Equity Index Portfolio) (collectively, the “Portfolios”), each a series of ING Variable Portfolios, Inc., in the amount of 0.25% per annum. By this letter, we agree to waive that fee for the period from August 5, 2013 through May 1, 2014.

ING Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Variable Portfolios, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,
By:
Todd Modic
Senior Vice President
ING Investments, LLC

Agreed and Accepted:

ING Variable Portfolios, Inc.

(on behalf of the Portfolios)

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034